FORM OF

2010 PERFORMANCE EQUITY PLAN AWARD AGREEMENT

FOR STOCK OPTIONS AWARDED
PURSUANT TO THE
SUN BANCORP, INC.
2010 PERFORMANCE EQUITY PLAN

AWARDS TO NAMED EXECUTIVE OFFICERS APPROVED ON MARCH 2, 2010
(Subject to the terms and conditions set forth in the Award Agreement)

	OPTIONS AWARDED
	TARGET	MAXIMUM
OFFICER
Thomas Geisel, CEO	214,024	321,037
Bernard Brown, Chairman	138,688	208,032
Sidney R. Brown, Vice-Chairman	69,344	104,016
Robert Crowl, EVP & CFO	91,240	152,067
Arthur Dansbury, EVP	90,474	150,790
__________________

STOCK OPTIONS for a maximum of [(insert #)] shares of Common Stock of Sun Bancorp, Inc. (the “Company”), which Options are intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, are hereby granted to [ (insert name)] (the “Optionee”) at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 2010 Performance Equity Plan (the “Plan”) adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.  Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Plan.

1.           Option Price.  The Option exercise price is $4.73 for each Share, being 110% of the Fair Market Value (based upon the last sale price of $4.30 on March 2, 2011), as determined by the Committee, of the Common Stock on the Date of Grant of this Option (March 2, 2011).

2.           Performance Conditions.  Certain Company performance targets described below must be met in order for the Options, or portions thereof, to become earned and first exercisable.  If the performance criteria described below are not attained by the measurement period ending December 31, 2013, the entire award, or portions unearned as of such date, shall be forfeited.

The following performance criteria are conditions to the award (in whole or in part)  becoming exercisable as follows:

Optimum Performance Level	Maximum Number of Options (“Optimum Award”)

(insert #)

Target Performance Level	Maximum Number of Options (“Target Award”)

(insert #)

Performance Criteria.

Return on Average Assets (“ROA”) for the Company means net income divided by average assets for the Company for each of the fiscal measurement periods consisting of 4 consecutive calendar quarters during the period from the Date of Grant and ending as of December 31, 2013.

Return on Average Assets (“ROA”) for the Peer Group Companies means net income divided by average assets for each of the Peer Group Companies for each of the fiscal measurement periods consisting of 4 consecutive calendar quarters during the period from the Date of Grant and ending as of December 31, 2013.

Peer Group Companies shall mean the following companies comprising the list of peer group companies during the fiscal measurement periods: National Penn Bancshares, Inc., First Commonwealth Financial Corporation, NBT Bancorp Inc., Community Bank Systems, Inc., S & T Bancorp, Inc., Sandy Spring Bancorp, Inc., Tompkins Financial Corporation, Lakeland Bancorp, Inc., Hudson Valley Holding Corp., Sterling Bancorp/NY, Metro Bancorp, Inc., Univest Corporation of Pennsylvania, Financial Institutions, Inc., Peapack-Gladstone Financial Corporation, Alliance Bancorp, Inc. of Pennsylvania, and Royal Bancshares of Pennsylvania, Inc.

Peer Group Ranking (“PG Ranking”) means the ranking of the Company’s ROA for the fiscal measurement period relative to the ROA achieved by each of the other Peer Group Companies for such fiscal measurement period.

Earning of Awards.

ROA Metric.

If ROA is less than 0.80% for a fiscal measurement period, no additional Awards will be earned.

If ROA is 0.80%, then 50% of the aggregate Target Award will be earned based upon certification of the financial metrics for that fiscal measurement period.

If ROA is 1.05% or greater, then 50% of the aggregate Optimum Award will be earned based upon certification of the financial metrics for that fiscal measurement period.

For ROA attainment between 0.80% and 1.05%, then the aggregate Award amount or incremental Award amount will be interpolated on a straight-line basis between the Target Award level and the Optimum Award level.

Peer Group Ranking Metric.

If the PG Ranking is less than the 50th %tile (the median of Peer Group Companies) for a fiscal measurement period, no additional Awards will be earned.

If PG Ranking is at the 50th %tile (the median of Peer Group Companies), then 50% of the aggregate Target Award will be earned based upon certification of the financial metrics for that fiscal measurement period.

If PG Ranking is at the 75th %tile or greater (the top of the third quartile or above of Peer Group Companies), then 50% of the aggregate Optimum Award will be earned based upon certification of the financial metrics for that fiscal measurement period.

If PG Ranking is between the 50th %tile and the 75th % tile, then the aggregate Award amount or incremental Award amount will be interpolated on a straight-line basis between the Target Award level and the Optimum Award level.

Example of  Award

For attainment of performance levels between the Target Performance and the Optimum Performance, the number of Options earned shall be interpolated.  For example: if the Target Performance of an ROA of .80% is achieved and the Target Award is 1,000 options and the Optimum ROA level of 1.05% would yield an Optimum Award of 1,500 options, then an ROA level of .85% represents 5%/25% or a 20% increase above the ROA Target Award at .80% or 1,500 – 1,000 = 500 x 20% = 100 above the Target Award of 1,000 options or an aggregate earned award of 1,100 options.

3.           Exercise of Options.  The Options subject to this Award shall be first exercisable in accordance with provisions of the Plan, provided the holder of such Option is an employee of the Company or Sun National Bank (“Bank”) on such date as follows:

(a)	Schedule of Rights to Exercise.

As of the last day of each calendar quarter following the Date of Grant, or as soon as administratively feasible thereafter, the Committee (excluding any members at such time not qualifying as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended), shall review the performance criteria established as of the Date of Grant to determine and to certify if such performance criteria has been met in whole or in part. To the extent that such performance criteria has been satisfied, the applicable portion of such Awards shall become first earned and non-forfeitable and one-fourth of such Award shall be first exercisable as of the date of attainment of such performance criteria and one-fourth of such Award will be first exercisable annually thereafter; provided that the recipient remains an employee of the Company or the Bank on the date of such future vesting events.

Date	Aggregate Percentage of Options Exercisable	Maximum Number of Options Which Are First Exercisable/ Non-forfeitable (See Notes Below*)

Upon grant: March 2, 2011	0	0
As of the date the performance targets are first attained on or prior to December 31, 2013:	25	(insert 25% of maximum)
As of 1 year following attainment of the performance target:	50	(insert 25% of maximum)
As of 2 years following attainment of the performance target:	75	(insert 25% of maximum)
As of 3 years following attainment of the performance target:	100	(insert 25% of maximum)

*NOTES:

A.
Such Options granted shall be considered incentive stock options, that being options that qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If such Options to be awarded in whole, or in part, are to be “ISOs” then, in no event shall the aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which ISOs are first exercisable by the Optionee in any calendar year under any plan of the Company exceed

$100,000; and any amount in excess of such ISO limitation shall be deemed not qualifying as ISO options.  Such $100,000 limitation will be verified at the time that such Options are deemed first exercisable.

B.
Upon termination of service as an employee of the Company and the Bank, absent Disability or death of the Award recipient, such Options then exercisable shall continue to be exercisable and shall cease to be exercisable three months from the date of such complete termination of service; provided that such exercisability will cease upon the Option holder commencing an employment, directorship, advisory or consulting relationship with a financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) whereby the Option holder will have a work location within 25 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment.  Absent Disability or death, all Options not then exercisable on the date of such termination of employment will be forfeited as of such date.

C.
Upon Disability of an Optionee, Options that have previously been earned shall become 100% exercisable and shall remain exercisable for a period not to exceed one year from such date of Disability without regard to continuation of employment.  In the event of Disability of an Optionee, all Options that would otherwise become earned and non-forfeitable as a result of the Company’s attainment of the performance criteria during the period of six months following such date of Disability shall become earned and non-forfeitable upon the Company’s attainment of such performance criteria and shall be 100% exercisable for a period not to exceed one year from the date such Options become first earned and exercisable without regard to continuation of employment.

D.
In the event of death of an Optionee, all Options that have previously been earned shall become 100% exercisable and shall remain exercisable for a period not to exceed one year from such date of death of the recipient. In the event of the death of an Optionee, all Options that would otherwise become earned and non-forfeitable as a result of the Company’s attainment of the performance criteria during the period of six months following such date of death shall become earned and non-forfeitable upon the Company’s attainment of such performance criteria and shall be 100% exercisable for a period not to exceed one year from the date such Options become first earned without regard to continuation of employment.

E.
Upon a Change in Control of the Company or the Bank, all Options previously earned shall become 100% exercisable. Upon a Change in Control of the Company or the Bank, all such Options which have not yet become earned shall become immediately earned and 100% exercisable as if the “target level” of performance criteria has been attained without regard to such actual level of performance criteria.

F.	Upon termination of employment for “cause,” all such Options shall cease to be exercisable as of such date of termination of employment.

(b)           Method of Exercise.  This Option shall be exercisable by a written notice to the Company which shall:

(i)           State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii)           Contain such representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be satisfactory to the Company’s counsel;

(iii)           Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(iv)           Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by shares of Company Common Stock, cash or check.  Common Stock utilized in full or partial payment of the exercise price must have been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option, and such Common Stock shall be valued at the Fair Market Value at the date of exercise.  The Company shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered directly in the name of the person or persons exercising the Option or held in a brokerage or trust account for the benefit of such person or persons.

 (c)           Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Optionee’s exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

3.           Non-transferability of Option.  This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4.           Term of Option.  This Option may not be exercised more than ten (10) years from the Date of Grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option Award Agreement. Notwithstanding anything herein in to the contrary, to the extent that the Optionee shall be deemed a 10% stockholder in accordance with Sections 422 and 318 of the Code, then with respect to ISOs, the option term shall be only 5 years from the Date of Grant.

5.           Adjustments.  Subject to any required action by the stockholders of the Company, the number of Shares of Common Stock covered by this Award and the exercise price per Share shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares of Common Stock of the Company resulting from a subdivision or consolidation of Company Common Stock (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or the payment of a stock dividend on the Company Common Stock or any other increase or decrease in the number of such Shares of Company Common Stock effected without the receipt or payment of consideration by the Company (other than Shares held by dissenting stockholders) occurring after the Date of Grant.

6.           Related Matters.  Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

The foregoing 2010 Performance Equity Plan Award Agreement is executed by the undersigned on behalf of Sun Bancorp, Inc. in accordance with the Compensation Committee Action approved on March 2, 2011.

Sun Bancorp, Inc.

Date of Grant:	March 2, 2011	By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and CEO

Attest:

Award Acknowledged by the undersigned Optionee

March 2, 2011
Date